Exhibit 99.1

                          OMNICORDER TECHNOLOGIES, INC.

 125 WILBUR PLACE, BOHEMIA, NEW YORK, 11716 TEL: 631-244-8244 FAX: 631-244-1790
                               WWW.OMNICORDER.COM

                                                              Anne Marie Fields
                                                       Corporate Communications
                                                  OmniCorder Technologies, Inc.
                                                                   201-315-8118
                                                         afields@omnicorder.com

OMNICORDER TECHNOLOGIES ANNOUNCES CORPORATE NAME CHANGE TO ADVANCED BIOPHOTONICS INC.

NEW NAME BETTER REFLECTS COMPANY'S MEDICAL IMAGING TECHNOLOGY AND TRANSFORMATION TO COMMERCIAL ORGANIZATION


         BOHEMIA, NEW YORK, JUNE 08, 2005, -- OmniCorder Technologies, Inc. (OTCBB Symbol: OMCT) announced today that the company's shareholders approved a proposal to change the corporation's name to Advanced BioPhotonics Inc. at the Annual Meeting of Shareholders held yesterday. Effective immediately, the company's Over the Counter Bulletin Board ticker symbol will change to "ABPH.OB."

         "Biophotonics is the science of utilizing photonic activity within tissue to detect, diagnose and treat diseases in a way that is non-invasive to the body. We were early pioneers in this field and our new name; Advanced BioPhotonics Inc. better defines the nature of our core medical imaging technology. We believe that it will further enhance our visibility within the medical and biomedical imaging marketplace, stated Denis A. O'Connor, President and Chief Executive Officer. "This name change also symbolizes the transformation the company is undergoing as we progress from a research and development stage company to a commercial organization."

           The company has filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware. Holders of stock certificates bearing the name "OmniCorder Technologies, Inc." may continue to hold them and will not be required to exchange them for new certificates or take any other action.

ABOUT THE COMPANY:

Advanced BioPhotonics Inc., headquartered in Bohemia, New York, is a leading developer of functional medical imaging applications using advanced infrared focal plane arrays. Advanced BioPhotonics provides imaging technology for clinicians and researchers for drug discovery, disease detection and disease management applications.

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Advanced BioPhotonics' mission is to improve the quality and cost-effectiveness of healthcare services and research through identifying, acquiring and adapting high-resolution infrared technology for biomedical applications.



This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.